EXHIBIT 99.1
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Contact:
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Paul E. Freiman                                                     Victor Libet
President and Chief Executive Officer                        Russell-Welsh, Inc.
Neurobiological Technologies, Inc.                          650.312.0700 ext. 25
510.215.8000

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS POSITIVE RESULTS FOR 40 MG MEMANTINE IN ITS PHASE IIB DOSE-RANGING TRIAL FOR PAINFUL DIABETIC NEUROPATHY

Richmond,  Calif.  -  January  19,  2000 -  Neurobiological  Technologies,  Inc.
(OTC-BB: NTII) today announced preliminary results of the company's placebo-controlled Phase IIB, dose-ranging human clinical trial of Memantine, an orally-available neuroprotective agent for the treatment of painful peripheral neuropathy in diabetics. This three-armed study comparing daily doses of placebo, 20 mg and 40 mg of Memantine, demonstrated statistically significantly less nocturnal pain intensity with 40 mg of Memantine compared to placebo after eight weeks of dosing. In the group dosed with 20 mg of Memantine, positive trends were seen, but statistical significance was not observed.

The trial evaluated nighttime pain intensity as reported by the patients themselves. Patients rated their pain intensity twice daily in a diary by marking a visual analogue scale 100 millimeters long. The more intense the patient's pain, the closer he or she marked to the right end of the scale (100mm). Diary entries began at the screening visit and continued throughout the eight-week dosing period.

"By the end of this trial, patients receiving daily dosing of 40 mg Memantine experienced significantly less severe, chronic nighttime pain than patients receiving placebo," said Lisa U. Carr, M.D., Ph.D., vice president of medical affairs at NTI(R). "So far these results confirm and extend our findings from an earlier Phase IIA study. We are now analyzing further efficacy assessments in order to fully evaluate the clinical implications of these findings with regards to Memantine's ability to improve overall symptoms of neuropathy. We also expect to utilize the 40 mg dose in working with the FDA to design a Phase III study."

"It has been exciting to help evaluate Memantine for this very important unmet medical need," said Sherwyn Schwartz, M.D., trial investigator at the Diabetes & Glandular Disease Clinic in San Antonio, Texas. "Most diabetics will experience some form of neuropathy and many cannot obtain adequate pain relief from existing treatments. If a Phase III clinical trial confirms these results, Memantine will bring new hope to my long-suffering patients."

The randomized, double-blind, placebo-controlled dose-ranging trial enrolled 421 patients at 21 trial sites nationwide and was jointly managed by Quintiles CNS Therapeutics. Patients were required to have a minimum mean pain intensity rating of 30 mm prior to enrollment. Patients were randomized to one of three treatment groups. Two groups of patients received twice daily oral doses of Memantine, escalating to either 20 mg or 40 mg; the remaining patients received placebo. The company expects that further trial

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results will be presented at the 52nd Annual Meeting of the American  Academy of
Neurology in San Diego, April 29 - May 6, 2000.

Background Information: Peripheral Neuropathy

Painful peripheral neuropathy, or chronic pain related to damaged peripheral nerves, is one of the most common complications of diabetes. According to the American Diabetes Association, 10.3 million people have been diagnosed with diabetes in the United States, and 60-70 percent of people with diabetes have some form of diabetic nerve damage. Although not all patients with nerve damage suffer from pain, the company estimates that there were approximately 1,200,000 cases of diabetic neuropathic pain in the U.S. and Europe in 1998.

Diabetics with painful neuropathy experience chronic pain in the lower legs and feet, making it difficult to stand or walk. At night, pain often interferes with sleep. Loss of sleep dramatically reduces quality of life. Some patients obtain relief from tight control of blood glucose levels. Others use topical analgesic creams and non-steroidal anti-inflammatory drugs (NSAIDs). If these prove ineffective, drugs such as antidepressants, anticonvulsants or opioids are prescribed. In the end, the company estimates that approximately half of these patients do not obtain adequate pain relief.

The causes of painful diabetic neuropathy are not completely understood. A number of published studies have shown that peripheral nerve damage disrupts pain pathways in the nervous system, causing nerves to send abnormal signals that the brain interprets as pain. In effect, the brain is bombarded with pain signals until its ability to process them is compromised. This leads to a chronic hypersensitivity to pain perception and can result in progressive neurological damage.

Background Information: Memantine

         Memantine is an orally-available compound that appears to restore the function of damaged nerve cells and block abnormal excitatory signals by modulating the N-methyl-D-aspartate (NMDA) receptor on cell membranes. It has been shown to be effective as a neuroprotective agent for moderate to severe dementia. The company's collaborator, Merz + Co. GmbH & Co. of Frankfurt, Germany is conducting Phase III clinical trials of Memantine in Europe and the U.S. for treatment of this condition. In a Phase III human clinical trial of Memantine in Europe sponsored by Merz, severely demented subjects treated with Memantine had statistically significant improvement compared to placebo in internationally accepted measures of functional independence, including bathing, dressing and self-care. Merz expects to report data from additional late-stage trials in this indication in spring 2000.

The NIH is evaluating Memantine in a Phase II trial for AIDS-related dementia. Allergan, Inc. of Irvine, California is testing Memantine in the clinic as a treatment for opthalmic nerve damage associated with glaucoma. Merz has marketed Memantine in Germany since 1989 with the labeling "dementia syndrome."

There are issued patents covering each of the aforementioned conditions.


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NTI Corporate Profile

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroprotective drugs. The company's strategy is to in-license and develop early-stage drug candidates that target major medical needs and that can be rapidly commercialized. NTI is currently developing Memantine for multiple neurological conditions and evaluating XERECEPT(TM) as a treatment for peritumoral brain edema.

Note: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including NTI's ability to properly design, implement and complete planned trials and meet regulatory requirements, dependence on third parties and future capital needs and the uncertainty of additional financing, as well as other risks detailed from time to time in the company's Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of the release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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